Exhibit 10.14

Joyce

Restricted Stock Award

(The Joint Corp. 2014 Incentive Stock Plan)

Subject to the following Terms of Award, The Joint Corp., a Delaware corporation (the Company), hereby grants to Francis T. Joyce, an executive of the Company (the Executive), 95,000 restricted shares of the Company’s Common Stock, par value $.001 per share (the Restricted Shares) as of December 16, 2014 (the Grant Date).

Terms of Award

1.        Plan and Employment Agreement

This Award has been granted under The Joint Corp. 2014 Incentive Stock Plan (the Plan) and pursuant to Section 3 of the Employment Agreement dated as of December 12, 2014 that the Executive has entered into with the Company (the Employment Agreement).

The Plan and Employment Agreement are incorporated in this Award by reference. Capitalized terms used in this Award without being defined have the same meanings that they have in the Plan or the Employment Agreement, as applicable.

2.        Vesting

Subject to Paragraph 3, the Restricted Shares shall vest in 48 monthly installments of 1,987 Restricted Shares for the first monthly installment and 1,979 Restricted Shares each for the next 47 monthly installments, with the monthly installments beginning on the Grant Date and continuing on the first day of the month for the next 47 months.

3.        Voluntary and Involuntary Terminations

Notwithstanding anything to the contrary in Paragraph 2:

(a)          in the event of a voluntary termination for any reason other than the Executive’s death or disability, the Executive’s rights in respect of and interest in all unvested Restricted Shares as of the date of the voluntary termination shall lapse and those shares shall be canceled;

(b)          in the event of a voluntary termination by reason of the Executive’s death or disability, all of the unvested Restricted Shares as of the date of the voluntary termination shall vest on such date;

(c)          in the event of an involuntary termination other than for Cause (as defined in the Employment Agreement), and subject to the Executive’s entering into a separation agreement and release with the Company as described in Section 7(f) of the Employment Agreement, one-half of the unvested Restricted Shares as of the date of the involuntary termination shall vest on such date, and the Executive’s rights in respect of and interest in the remaining unvested Restricted Shares shall lapse and those shares shall be canceled, in accordance with Section 7 of the Employment Agreement;

(d)          in the event of an involuntary termination for Cause, the Executive’s rights in respect of and interest in all unvested Restricted Shares as of the date of the involuntary termination shall lapse and those shares shall be canceled, in accordance with Section 7 of the Employment Agreement; and

(e)          if the Company terminates the Executive’s employment following the occurrence of a Change in Control as provided in Section 7(d) of the Employment Agreement, and subject to the Executive’s entering into a separation agreement and release with the Company as described in Section 7(f) of the Employment Agreement (if required by the Company), all unvested Restricted Shares as of date of such termination or entitlement shall vest on such date.

4.        Other Agreements

Prior to granting this Award, the Executive became a party to and bound by the Confidentiality, Non-Interference and Non-Competition Agreement (the Confidentiality Agreement). The Company would not have granted the Option to the Executive had not the Executive entered into the Confidentiality Agreement.

5.        Stock Certificates

The Company shall be the custodian for all shares of Restricted Stock. Reasonably promptly following the Executive’s written request after any unvested Restricted Shares have become vested, the Company shall issue and deliver to the Executive a stock certificate in the Executive’s name representing those vested Restricted Shares on the Company’s stock records.

6.        Voting and Distributions

The Executive shall have the right to vote all vested Restricted Shares, and shall be entitled to all dividends and distributions in respect of vested Restricted Shares, in either case regardless of whether a stock certificate representing those shares has been issued to the Executive.

The Executive shall not have the right to vote any unvested Restricted Shares. All dividends and distributions in respect of unvested Restricted Shares (for example, shares of the Company’s Common Stock issued by reason of a stock split, reverse stock split or stock dividend) shall be treated as additional unvested Restricted Shares subject to the terms of this Award.

7.        Tax Liability

Unless the Executive has made a timely election under section 83(b) of the Code to be taxed as of the Grant Date rather than as the Restricted Shares become vested, the Company shall have the right, upon the vesting of any Restricted Shares, to deduct or withhold, or require the Executive to remit to the Company, an amount sufficient to satisfy the federal, state, local and other taxes (including the Participant’s FICA obligation) that the Company is required to withhold by reason of such vesting. The Company may permit the Executive to satisfy this withholding obligation by any of the methods described in Section 14(b) of the Plan.

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8.        Transferability

This Award may not be transferred, assigned or pledged (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

9.        Interpretation

This Award is subject to the terms of the Plan, as the Plan may be amended (but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect the Executive’s rights in respect of the Award without the Executive’s consent).

If there is a conflict or inconsistency between this Award and the Plan, the terms of the Plan shall control. The Administrator’s interpretation of this Award and the Plan shall be final and binding.

10.      No Employment Rights

Nothing in this Award shall be considered to confer on the Executive any right to continue in the employ of the Company or to limit the Company’s right to terminate the Executive’s employment.

11.      Governing Law

This Award shall be governed in accordance with the laws of the State of Arizona.

12.      Binding Effect

This Award shall be binding on the Company and the Executive and on the Company’s successors and the Executive’s heirs and legal representatives.

13.      Effective Date. This Award shall not become effective until the Executive’s acceptance of this Award. Upon such acceptance, this Award shall become effective as of the Grant Date without the necessity of further action by either the Company or the Executive.

[Signatures appear on the following page.]

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The Joint Corp.

By	/s/ John B. Richards
John B. Richards
Chief Executive Officer

Acceptance by Executive

I accept this Restricted Stock Award and agree to be bound by all of its terms. I acknowledge receipt of copies of The Joint Corp. 2014 Incentive Stock Plan.

/s/ Francis T. Joyce
Francis T. Joyce

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